Exhibit 10.12

SECOND AMENDMENT

TO THE

BKV CORPORATION

2020 EMPLOYEE STOCK PURCHASE PLAN
(ADOPTED BY THE BOARD OF DIRECTORS ON JULY 16, 2020)

This Second Amendment (this “Amendment”) to the BKV Corporation 2020 Employee Stock Purchase Plan (the “Plan”) is made by BKV Corporation (the “Company”) this 21st day of April, 2022.

WHEREAS, the Company desires to expand the Plan’s eligibility requirements to include employees of the Company’s affiliates and subsidiaries, subject to approval of the Company’s stockholders as required by Section 8.7 of the Plan; and

WHEREAS, the Company desires to remove a typographical error contained in Section 2.17.

NOW THEREFORE, the Plan is amended effective as of March 17, 2022, as follows:

1.	Section 2.5 is amended by adding the following language to the end of such section:

For purposes of Section 2.7 (first sentence), Section 8.2, and Section 8.5, “Company” shall include any affiliate or subsidiary of the Company, as such terms are defined under Section 2.6.

2.	Section 2.6 is amended and restated to read as follows:

2.6           Eligible Employee. An “Eligible Employee” means any Employee of the Company, any affiliate or subsidiary of the Company, or BNAC who (i) has been employed by the Company, any affiliate or subsidiary of the Company, or BNAC, for at least twelve (12) consecutive months, and (ii) is customarily scheduled to work at least forty (40) hours per week. For purposes of this section and the Plan, “affiliate of the Company” means a corporation or other entity (including a partnership or a limited liability company) that is engaged in the business of oil and gas exploration and production and is controlled by the Company (where “control” means ownership of more than fifty percent (50%) of the voting equity of any entity), and “subsidiary of the Company” means any corporation or other entity, whether domestic or foreign, that is engaged in the business of oil and gas exploration and production and in which the Company has or obtains, directly or indirectly, an ownership interest of more than fifty percent (50%) by reason of stock ownership or otherwise. For the avoidance of doubt, “affiliate or subsidiary of the Company” specifically includes Kalnin Ventures LLC, BKV Barnett, LLC, BKV Operating, LLC, BKV Chelsea, LLC, and BKV Chaffee Corners, LLC, and specifically excludes BKV-BPP Power, LLC and any business developed by the Company for the purpose of carbon capture, utilization and storage (“CCUS”).

3.	Section 2.17 of the Plan is amended by amending and restating the first sentence of such Section to read as follows:

“Stock Purchase Account” means a noninterest-bearing account consisting of all amounts deposited by a Participant for the purpose of purchasing shares of Common Stock for such Participant under the Plan reduced by all amounts applied to the purchase of shares of Common Stock for such Participant under the Plan.

IN WITNESS WHEREOF, the undersigned, on behalf of BKV Corporation, has executed this Second Amendment to the BKV Corporation 2020 Employee Stock Purchase Plan document effective as of the 21st day of April 2022.

BKV CORPORATION

By:	/s/ Christopher Pungya Kalnin
Christopher Pungya Kalnin, CEO

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